Exhibit 10.6

CENTRAL BANCOMPANY

NONQUALIFIED SUPPLEMENTAL RETIREMENT

PLAN C

(As Amended and Restated Effective January 1, 2013)

WHEREAS, Central Bancompany, Inc. (hereinafter referred to as the “Company”) established a nonqualified supplemental retirement plan in order to provide certain retirement benefits to a select group of management or highly compensated employees in addition to the benefits provided under the Central Bancompany Retirement Plan, known as the Central Bancompany Nonqualified Supplemental Retirement Plan C (hereinafter referred to as “Plan C”) effective January 1, 2007; and

WHEREAS, the Company wishes to amend and restate Plan C to incorporate amendments adopted since Plan C was established and to reflect changes made to the Qualified Retirement Plan effective January 1, 2013;

NOW, THEREFORE, the Company hereby amends and restates Plan C to read as follows, effective January 1, 2013.

I.	Preamble

The provisions of Plan C were originally effective January 1, 2007. It is the intent of the Company that Plan C will comply with Section 409A of the Internal Revenue Code and the final regulations and other guidance issued thereunder, effective January 1, 2008. During the period beginning January 1, 2007 and ending December 31, 2007, this Plan C was operated in reasonable, good faith compliance with Section 409A of the Internal Revenue Code and the guidance issued thereunder. The provisions of this amended and restated Plan C are effective January 1, 2013.

II.	Definitions

Except as specifically provided herein, all capitalized terms used in this Plan C shall have the definitions assigned to them under the Central Bancompany Retirement Plan as in effect on January 1, 2013 and as amended from time to time.

A.	“Actuarial Equivalent” shall mean a benefit of equivalent value calculated using the following factors:

Interest –	The “applicable interest rate” specified under Code section 417(e)(3) for the third full calendar month preceding the first day of the calendar quarter in which falls the date of distribution

Mortality –	The “applicable mortality table” prescribed under Code section 417(e)(3).

B.	“Average Monthly Total Compensation” shall mean, as of a Plan Year, the average of the Participant’s monthly Total Compensation from the Company and all Controlled Group Members for the 60-consecutive-calendar-month period out of the most recently completed 120-consecutive-calendar-month period (as of the determination date) during which the average of the Participant’s annual Total Compensation is the highest. If, as of a Plan Year, a Participant’s entire period of employment is less than sixty consecutive calendar months, the Participant’s Average Monthly Total Compensation shall be determined by averaging (on an annual basis) the Total Compensation received by the Participant from the Company and all Controlled Group Members during the Participant’s entire period of employment. If a Participant has completed fewer than sixty consecutive months of employment since the date his employer became a Controlled Group Member (the “acquisition date”), the Participant’s Average Monthly Total Compensation shall be determined by averaging (on an annual basis) the Total Compensation received by the Participant from the Controlled Group Members during the Participant’s entire period of employment beginning on the acquisition date. Notwithstanding the foregoing, in determining a Participant’s Average Monthly Total Compensation, periods of employment occurring prior to his employer’s acquisition date shall not be taken into account.

C.	“Beneficiary” shall mean, in the case of a Participant who elects to receive payment in the form of a 10-Year or 15-Year Term Certain and Life Annuity described Part III, Section C, the beneficiary designated thereunder.

D.	“Benefit Commencement Date” shall mean the first day of the month next following the later of the Participant’s Separation from Service and the Participant’s attainment of his Earliest Retirement Age or, in the case of pre-retirement death benefits payable with respect to a Participant who dies before his Benefit Commencement Date, the first day of the month next following the later of the Participant’s death and the date the Participant would have attained his Earliest Retirement Age if he had lived. Notwithstanding the foregoing, in the case of a disability benefit under Part V, the Benefit Commencement Date shall be the first day of the month following the date the Participant attains age sixty-five (65).

E.	“Board of Directors” shall mean the Board of Directors of the Company.

F.	“Change in Control” shall mean change in control as defined under Code section 409A and the regulations issued thereunder.

G.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

H.	“Committee” shall mean the Human Resources Committee of the Board of Directors.

I.	“Compensation Limit” shall mean the annual limitation on compensation under Code section 401(a)(17), as amended, and as adjusted for increases in the cost of living.

J.	“Controlled Group Member” shall mean any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

K.	“Disability” shall mean a medically determinable impairment incurred while the Participant is an active Employee that prevents the Participant from engaging in any substantial gainful activity and that is expected to last at least 12 continuous months or result in death, as determined by the Social Security Administration.

L.	“Earliest Retirement Age” shall mean the date the Participant has both attained age fifty-five (55) and completed five (5) Years of Continuous Service or, if earlier, the date the Participant attains age sixty-five (65).

M.	“Eligible Employee” shall mean an Employee who is a participant in the Qualified Retirement Plan and who is an executive of the Company or a Controlled Group Member.

N.	“Joint and 50% Survivor Annuity” shall mean

(1)	In the case of a Participant whose death, Separation from Service, or Disability, as applicable, occurs after he has both completed ten (10) Years of Continuous Service and attained age fifty-five (55), a Single Life Annuity payable for the Participant’s life followed by a monthly benefit equal to 50% of the Single Life Annuity payable for his surviving Eligible Spouse’s life. Notwithstanding the foregoing, if the Eligible Spouse of the Participant is more than ten years younger than the Participant, the monthly amount of the survivorship Pension shall be the Actuarial Equivalent of the amount which would have been payable to a spouse exactly ten (10) years younger than the Participant.

(2)	In the case of a Participant whose death, Separation from Service or Disability, as applicable, occurs before he has completed ten (10) Years of Continuous Service or before he has attained age fifty-five (55), a reduced monthly benefit payable for the Participant’s life followed by a monthly benefit equal to 50% of the reduced monthly benefit payable for his surviving Eligible Spouse’s life, which is the Actuarial Equivalent of the Single Life Annuity payable to the Participant.

O.	[reserved]

P.	[reserved]

Q.	“Participant” shall mean, for a Plan Year beginning on or after the Effective Date, an Eligible Employee who is designated as a Participant by the Committee. Participants are named on a list maintained by the Committee. Eligibility to participate in Plan C shall be limited to a select group of management or highly compensated employees as determined by the Committee. No member of the Board of Directors of the Company shall be allowed to vote on any matter affecting his or her eligibility or participation in this Plan C.

R.	“Plan Administrator” shall mean the Committee.

S.	“Qualified Retirement Plan” shall mean the Central Bancompany Retirement Plan as in effect on January 1, 2008 and as amended from time to time.

T.	“Separation from Service” shall mean the Participant’s termination of employment with the Company and each Related Company, as determined in accordance with Code section 409A and regulations and other guidance issued thereunder.

U.	“Related Company” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

W.	“Single Life Annuity” shall mean a monthly benefit payable for the life of the Participant.

X.	“Total Compensation” shall mean, respect to any calendar year, the Participant’s basic wages or salary plus overtime pay and commissions received from a Controlled Group Member for personal services rendered plus any pre-tax salary reduction contribution amounts excluded from the Participant’s taxable income pursuant to Sections 125 or 402(e)(3) of the Code and any pre-tax salary reduction contribution amounts excluded from the Participant’s taxable income pursuant to Section 132(f)(4) of the Code. Compensation shall also include small incentives received from a Controlled Group Member on or after June 1, 2004, provided that such incentives are received no later than the last day of the calendar month following the Participant’s termination of employment. If payment of a Participant’s benefit begins before the amount of the Participant’s final small incentive payment is determined, the Participant’s benefit will be recalculated to include such amount and his payments will be increased accordingly. Compensation shall not include bonuses, board fees, ATM duty payments, social club reimbursements, nonqualified deferred compensation plan benefits or taxable fringe benefits, but shall include all other taxable payments received from a Controlled Group Member for personal services rendered.

III.	Retirement Benefit

A.	Amount of Benefit: A Participant whose benefit under this Plan C is 100% vested shall be entitled to a Single Life Annuity equal to the amount described in (1) plus the amount described in (2), where:

(1)	is a Single Life Annuity, commencing on the date the Participant attains age sixty-five (65) equal to (a) minus (b), where:

(a)       is equal to (i) minus (ii), where

(i)	is the product of (A) 2.0% of the Participant’s Average Monthly Total Compensation, multiplied by (B) his Credited Service as of December 31, 2012; and

(ii)	is the product of (A) 0.45% of his Final Average Compensation, multiplied by (B) his Credited Service as of December 31, 2012; and

(b)	is the Participant’s Normal Retirement Pension, if any, determined under Section 5.1(a) of the Qualified Retirement Plan as of the Benefit Commencement Date; and

(2)	is a Single Life Annuity, commencing on the date the Participant attains age sixty-six (66) equal to (a) minus (b), where:

(a)       is equal to (i) minus (ii), where

(i)	is the product of (A) 2.0% of the Participant’s Average Monthly Total Compensation, multiplied by (B) his Credited Service earned after December 31, 2012; and

(ii)	is the product of (A) 0.45% of his Final Average Compensation, multiplied by (B) his Credited Service earned after December 31, 2012; and

(b)	is the Participant’s Normal Retirement Pension, if any, determined under Section 5.1(b) of the Qualified Retirement Plan as of the Benefit Commencement Date.

In no event shall more than 35 years of Credited Service be taken into account in calculating a Participant’s retirement benefit under this Section A. The retirement benefit of a Participant who has more than 35 total years of Credited Service will be calculated using his last 35 years of Credited Service or his first 35 years of Credited Service, whichever results in the larger benefit.

B.	Time of Payment: Payment of the benefit described in Section A shall begin on or within 60 days after the Participant’s Benefit Commencement Date.

C.	Form of Payment: In the case of a Participant who is married on his Benefit Commencement Date, payment of the retirement benefit described in Section A shall be made in the form of a Joint and 50% Survivor Annuity. In the case of a Participant who is not married on his Benefit Commencement Date, payment of the retirement benefit described in Section A shall be made in the form of a Single Life Annuity.

Notwithstanding the foregoing, a Participant may, at any time before his Benefit Commencement Date, elect instead to receive a 10-Year or 15-Year Term Certain and Life Annuity that is the Actuarial Equivalent of the Single Life Annuity. Under this option, a Participant will receive a reduced benefit payable for his life and guaranteed for a specified period of either 10 or 15 years as elected by the Participant. If the Participant dies before all guaranteed payments have been made, his Beneficiary shall receive any remaining guaranteed payments. If no Beneficiary has been designated by the Participant, or if no Beneficiary survives the Participant, the commuted value of the remaining guaranteed payment shall be paid in a lump sum to the Participant’s estate. If no Beneficiary lives long enough to receive all guaranteed payments, the commuted value of the remaining guaranteed payment shall be paid in a lump sum to the estate of the last beneficiary to survive. Beneficiary designations shall be made in writing in accordance with procedures established by the Plan Administrator.

D.	Adjustment for Early Commencement:

(1)	Portion of Benefit Determined under Section A(l): If a Participant’s Benefit Commencement Date is before the date the Participant attains age sixty-five (65), the portion of his benefit determined in accordance with Section A(1) of this Part III above shall be equal to the amount that could be payable at the date he attains age sixty-five (65), considering the Participant’s Average Monthly Total Compensation and Final Average Compensation at the date of determination, and the total Credited Service (up to a maximum of thirty-five (35) years) that he would have if his employment continued until the date he attains age sixty-five (65), multiplied by a fraction of which the numerator is his Credited Service (determined without regard to the 35-year maximum) as of December 31, 2012 and the denominator is the total Credited Service (determined without regard to the 35-year maximum) he could have if employment continued until the date he attains age sixty-five (65), and then

(a)	Reduced by 1/4% for each month by which the Benefit Commencement Date precedes the date the Participant attains age sixty-five (65) in the case of a Participant whose Separation from Service occurs after the Participant has both completed ten (10) Years of Continuous Service and attained age fifty-five (55); or

(b)	Reduced to the Actuarial Equivalent of the benefit determined under Section A(1) of this Part III, in the case of a Participant whose Separation from Service occurs before he has completed ten (10) Years of Continuous Service or before he has attained age fifty-five (55).

(2)	Portion of Benefit Determined under Section A(2): If a Participant’s Benefit Commencement Date is before the date he attains age sixty-six (66), the portion of his benefit determined in accordance with Section A(2) of this Part III above shall be equal to the amount that could be payable at the date he attains age sixty-six (66), considering the Participant’s Average Monthly Total Compensation and Final Average Compensation at the date of determination, and the total Credited Service (up to a maximum of thirty-five (35) years) that he would have if his employment continued until the date he attains age sixty-six (66), multiplied by a fraction of which the numerator is his Credited Service (determined without regard to the 35-year maximum) from January 1, 2013 to the date of determination and the denominator is the total Credited Service (determined without regard to the 35-year maximum) he could have if employment continued until the date he attains age sixty-six (66), and then reduced to the Actuarial Equivalent of the benefit determined under Section A(2) of this Part III.

IV.	Pre-retirement Death Benefit

A.	Amount of Benefit – In General: If, at the time of a Participant’s death, the Participant has an Eligible Spouse or Eligible Dependents who are entitled to receive a pre-retirement death benefit under Section 6.2 or 6.3 of the Qualified Retirement Plan, a pre-retirement death benefit shall also be payable under this Plan. The pre-retirement death benefit payable under this Plan shall be equal to the amount described in (1) minus the amount described in (2), where:

(1)	is the pre-retirement death benefit that would be payable to the Participant’s Eligible Spouse or Eligible Dependents under Section 6.2 or 6.3 of the Qualified Retirement Plan, commencing at the date the Participant would have attained age sixty-five (65) or age sixty-six (66), as applicable. if the Participant’s monthly retirement benefit had been calculated under Part III, Section A, as of the date of the Participant’s death or, if earlier, his Separation from Service; and

(2)	is the pre-retirement death benefit payable to the Participant’s Eligible Spouse or Eligible Dependents under Section 6.2 or 6.3 of the Qualified Retirement Plan, commencing at the Participant’s Normal Retirement Date.

Notwithstanding the foregoing, in the case of a Participant who dies after becoming Disabled but before the date he would have attained age sixty-five (65), the pre-retirement death benefit will be calculated under Section B.

If no pre-retirement death benefit is payable with respect to the Participant under the Qualified Retirement Plan, no pre-retirement death benefit will be payable under this Plan.

B.	Amount of Benefit – Disabled Participant: If, at the time of a Disabled Participant’s death, the Participant has an Eligible Spouse who is entitled to receive a pre-retirement death benefit under Section 6.3(b) of the Qualified Retirement Plan, a pre-retirement death benefit shall also be payable under this Plan C. The pre-retirement death benefit payable under this Plan C shall be equal to the amount described in (1) minus the amount described in (2), where:

(1)	is the pre-retirement death benefit that would be payable to the Participant’s Eligible Spouse under Section 6.3(b) of the Qualified Retirement Plan, commencing at the date the Participant would have attained age sixty-five (65) or age sixty-six (66), as applicable, if the Participant’s monthly retirement benefit had been calculated under Part V, Section A, but using only Credited Service as of the date of the Participant’s death; and

(2)	is the pre-retirement death benefit payable to the Participant’s Eligible Spouse or Eligible Dependents under Section 6.3(b) of the Qualified Retirement Plan, commencing at the Participant’s Normal Retirement Date.

If no pre-retirement death benefit is payable with respect to the Disabled Participant under the Qualified Retirement Plan, no pre-retirement death benefit will be payable under this Plan C.

C.	Time of Payment: Payment of the pre-retirement death benefit described in Section A or B, as applicable, shall begin on or within 60 days after the Participant’s Benefit Commencement Date.

D.	Form of Payment: Payment of the pre-retirement death benefit determined under Section A or B, as applicable, shall be made in the form of a monthly payment for the life of the Participant’s Eligible Spouse or, if applicable, during the period specified for payment to Eligible Dependents under Section 6.4 of the Qualified Retirement Plan.

E.	Adjustment for Early Commencement:

(1)	Portion of Pre-Retirement Death Benefit Determined under Part III, Section A(1): If the Benefit Commencement Date is before the date the Participant would have attained age sixty-five (65), the portion of the pre-retirement death benefit that is based on the retirement benefit determined under Part III, Section A(1) shall be adjusted in accordance with Part III, Section D(1), provided that the following reductions shall apply:

(a)	A reduction of 1/4% for each month by which the Benefit Commencement Date precedes the date the Participant would have attained age sixty-five (65), in the case of a Participant whose death or Separation from Service occurs after the Participant has both completed ten (10) Years of Continuous Service and attained age fifty-five (55); or

(b)	A reduction to the Actuarial Equivalent of the pre-retirement death benefit determined under this Part IV, in the case of a Participant whose death or Separation from Service occurs before he has completed ten (10) Years of Continuous Service or before he has attained age fifty-five (55).

(2)	Portion of Pre-Retirement Death Benefit Determined under Part III, Section A(2): If the Benefit Commencement Date is before the date the Participant would have attained age sixty-six (66), the portion of the pre-retirement death benefit that is based on the retirement benefit determined under Part III, Section A(2) shall be adjusted in accordance with Part III, Section D(2).

V.	Disability Benefit

A.	Amount of Benefit: If a Participant incurs a Disability while an Eligible Employee and prior to date he attains age sixty-five (65), and if the Participant is entitled to receive a Disability Retirement Pension under Section 5.3 of the Qualified Retirement Plan, the Participant’s disability benefit under Plan C will be equal to the sum of (1) and (2), where:

(1)	is a Single Life Annuity, commencing on the date the Participant attains age sixty-five (65) equal to (a) minus (b), where:

(a)	is equal to (i) minus (ii), where

(i)	is the product of (A) 2.0% of the Participant’s Average Monthly Total Compensation, multiplied by (B) his Credited Service as of December 31, 2012; and

(ii)	is the product of (A) 0.45% of his Final Average Compensation, multiplied by (B) his Credited Service as of December 31, 2012; and

(b)	is the portion of the Participant’s Disability Retirement Pension determined under Section 5.3 using the formula in Section 5.1(a) of the Qualified Retirement Plan; and

(2)	is a Single Life Annuity, commencing on the date the Participant attains age sixty-six (66) equal to (a) minus (b), where:

(a)	is equal to (i) minus (ii), where

(i)	is the product of (A) 2.0% of the Participant’s Average Monthly Total Compensation, multiplied by (B) his Credited Service earned after December 31, 2012; and

(ii)	is the product of (A) 0.45% of his Final Average Compensation, multiplied by (B) his Credited Service earned after December 31, 2012; and

(b)	is the portion of the Participant’s Disability Retirement Pension, if any, determined under Section 5.3 of the Qualified Retirement Plan using the formula in Section 5.1(b) of the Qualified Retirement Plan.

In no event shall more than 35 years of Credited Service be taken into account in calculating a Participant’s disability benefit under this Section A. The disability benefit of a Participant who has more than 35 total years of Credited Service will be calculated using his last 35 years of Credited Service or his first 35 years of Credited Service, whichever results in the larger benefit.

For purposes of this Section A, the Participant’s Average Monthly Total Compensation and Final Average Compensation shall be determined as of the date the Disability is incurred and the Participant’s Credited Service shall include the period beginning on the date the Disability is incurred and ending at his Benefit Commencement Date.

B.	Time of Payment: Payment of the disability benefit described in Section A shall begin on or within 60 days after the Participant’s Benefit Commencement Date).

C.	Form of Payment: In the case of a Participant who is married on his Benefit Commencement Date, payment of the disability benefit described in Section A shall be made in the form of a Joint and 50% Survivor Annuity. In the case of a Participant who is not married on his Benefit Commencement Date, payment of the disability benefit described in Section A shall be made in the form of a Single Life Annuity.

Notwithstanding the foregoing, a Participant may, at any time before his Benefit Commencement Date, elect instead to receive a 10-Year or 15-Year Term Certain and Life Annuity that is the Actuarial Equivalent of the Single Life Annuity. Under this option, a Participant will receive a reduced benefit payable for his life and guaranteed for a specified period of either 10 or 15 years as elected by the Participant. If the Participant dies before all guaranteed payments have been made, his Beneficiary shall receive any remaining guaranteed payments. If no Beneficiary has been designated by the Participant, or if no Beneficiary survives the Participant, the commuted value of the remaining guaranteed payment shall be paid in a lump sum to the Participant’s estate. If no Beneficiary lives long enough to receive all guaranteed payments, the commuted value of the remaining guaranteed payment shall be paid in a lump sum to the estate of the last beneficiary to survive. Beneficiary designations shall be made in writing in accordance with procedures established by the Plan Administrator.

VI.	Change in Control Benefits

A.	Amount of Benefit: If a Change in Control occurs while a Participant is an active Employee the amount of benefit shall be the retirement benefit determined under Part III, Section A, as of the Change in Control date.

B.	Time of Payment: Payment of the benefit determined under Section A shall begin on or within 60 days after the Change in Control date.

C.	Form of Payment: Payment of the benefit determined under in Section A shall be made in a single lump sum payment that is the Actuarial Equivalent of such benefit.

D.	Adjustment for Early Commencement: The benefit determined under Section A shall not be adjusted for commencement before the date the Participant attains age sixty-five (65) or age sixty-six (66), as applicable.

E.	Special Rules:

(1)	If a Change in Control occurs after a Participant has incurred a Disability, or Separated from Service or died, as applicable, but before the applicable Benefit Commencement Date, the Actuarial Equivalent of the retirement benefit determined under Part III, the pre-retirement death benefit determined under Part IV or the Disability benefit determined under Part V, as applicable, shall be paid in a single lump sum on or within 60 days after the Change in Control date.

(2)	If a Change in Control occurs after the applicable Benefit Commencement Date, but before all benefits payable to (or with respect to) the Participant have been made, the Actuarial Equivalent of the remaining benefits shall be paid in a single lump sum on or within 60 days after the Change in Control date.

VII.	General Provisions

A.	Vesting:

(1)	Except as otherwise provided herein, benefits described in Parts III, IV and V are one hundred percent (100%) vested and nonforfeitable upon the earliest to occur of (a) the Participant’s completion of five (5) years of Continuous Service, (b) the Participant’s attainment of age sixty-five (65) as an Eligible Employee or (c) a Change in Control occurring while the Participant is an Eligible Employee.

(2)	As a condition to an Eligible Employee’s participation in this Plan C or to the payment of any benefit under this Plan to any person, the Company may require such person to execute such documents and to make such representations as counsel for the Company may deem necessary or appropriate for any reason whatsoever, including compliance with any applicable federal or state securities laws; provided, however that such requirement shall not affect the timing of any payment otherwise due under the terms of this Plan C.

In the event the Plan Administrator in its sole discretion determines that a former Participant (i) is employed by a competitor of the Company, (ii) competes with the Company in any individual capacity in any business enterprise or (iii) renders in any capacity whatsoever, including as a shareholder, any business advice to any competitor of the Company, any benefit payable to or on behalf of such person under this Plan C shall be cancelled to the full extent then and thereafter payable.

Any benefit payable to or on behalf of any person under this Plan C shall be cancelled to the full extent then payable in the event such person has committed, either by his written admission or through a final judicial determination, a criminal act against the Company or a subsidiary or affiliate the Company which is classified as a felony under applicable criminal laws, and any benefit payable to or on behalf of any person under this Plan shall be suspended during any period in which such person has been properly charged with, indicted or is on trial for the commission of such felony.

The provisions of this paragraph (2) shall be void and of no effect after a Change in Control.

B.	Termination of Participation: The Committee may, by resolution, terminate a Participant’s eligibility to participate in this Plan C at any time. The Participant shall be notified in writing of such termination of eligibility. A Participant whose eligibility is terminated shall accrue no additional benefits under this Plan C as a Participant after the date his eligibility ends, but, subject to the requirements of Section A of this Part VII, such Participant shall retain his rights to all benefits earned under this Plan C as of the date his eligibility ends.

C.	Small Benefits: Notwithstanding any provision of this Plan C to the contrary, the Plan Administrator may, in its discretion, distribute the entire vested benefit under this Plan C and the entire vested benefit in any other nonqualified non-account balance plan maintained by the Company or any Controlled Group Member payable to or with respect to the Participant in a lump sum within 60 days after the Participant’s death or Separation from Service if the total lump sum Actuarial Equivalent of all such vested benefits does not exceed the applicable dollar amount under Code section 402(g)(l)(B) for the calendar year in which the distribution is made.

D.	Certain Payments to Key Employees: Notwithstanding any provision of this Plan to the contrary, if payment of a Key Employee’s vested benefit is to be made on account of the Key Employee’s Separation from Service at a time when the Company (or any Controlled Group Member) is publicly traded, as defined in Code Section 409A and the regulations and other official guidance issued thereunder, payment to such Key Employee shall begin on the first day of the seventh month beginning after the Key Employee’s Separation from Service or, if earlier, the first date on which payment can begin under the provisions of Code section 409A. The first payment of such Key Employee’s vested benefit shall include a lump sum equal to the sum of the monthly payments that would have been made if payment had begun on the first day of the month following the Participant’s Separation from Service plus interest at the applicable interest rate specified in Part II, Section A for the date on which the lump sum distribution is made. For this purpose, “Key Employee” shall mean a Participant who is a specified employee, as defined in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Plan Administrator.

E.	Unsecured Right: The right of the Participant, his Eligible Spouse, his Eligible Dependents, his Beneficiary, his estate, or any other claimant to receive any amount under this Plan C shall be an unsecured claim against the general assets of the Company. No Participant, Eligible Spouse, Eligible Dependent, Beneficiary, estate, or other claimant shall have any rights in or against any specific assets of the Company. The Participant’s benefits under this Plan C may not in any way be encumbered or assigned by the Participant or any other person. Notwithstanding the foregoing, the Plan Administrator may, in its discretion, distribute a portion of the Employee’s Annuity to the extent necessary to satisfy the terms of a Qualified Domestic Relations Order under Code section 414(p).

F.	Amendment; Termination: The Committee may, by resolution, amend or terminate this Plan C at any time without consent of any Participant, Eligible Spouse, Eligible Dependent, Beneficiary, estate or other claimant. However, no amendment shall divest the Participant of any benefit which has accrued under this Plan C at the time of the amendment, or of any rights to which the Participant would have been entitled had this Plan C terminated on the date of the amendment, unless the Committee deems such amendment or termination to be necessary for compliance with Code section 409A and guidance issued thereunder and any amendment or termination will comply with the requirements of Code section 409A. No additional benefits shall accrue under this Plan C after this Plan C is terminated.

Notwithstanding the foregoing, the Committee may, by resolution, delegate to any person, entity or committee all or any portion of the right reserved to the Committee under this Section F to amend or terminate this Plan C. Any such delegation may be revoked at any time by resolution of the Committee.

G.	Administration: The Plan Administrator shall have the sole and absolute right, power and discretion to construe and interpret the provisions of this Plan C, to decide all questions of eligibility to participate in this Plan C, to determine the amount, manner and time of payment of any benefits to any Participant, Eligible Spouse, Eligible Dependent, Beneficiary, estate or other claimant; to determine the right of any person to a benefit, and to resolve all questions arising in the administration, interpretation and application of this Plan C, including resolving any ambiguities from such administration, interpretation and application of this Plan C. The Plan Administrator may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the Plan Administrator shall be uniformly and consistently applied to all Participants in similar circumstances. The Plan Administrator may appoint or employ any agents it deems advisable, including legal and actuarial counsel. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Controlled Group Members, and the legal counsel of the Controlled Group Members. The Plan Administrator may delegate to any person, entity or committee all or any portion of the authority allocated to the Plan Administrator under this Section G or Section H. Any such delegation may be revoked at any time. Delegations and revocations thereof shall be in writing.

H.	Claims: All claims for benefits under this Plan C must be submitted to the Plan Administrator in writing. If a claim for a benefit from this Plan C is denied in whole or in part, the claimant will be notified in writing within 90 days of the receipt of the claim. The written denial will (1) give the exact reasons for the denial and specific references to the Plan C provisions on which the denial is based, (2) state what additional information, if any, is needed to support the claim and why such information is needed, and (3) explain this Plan C’s claim review procedures and the applicable time limits.

In special circumstances, a response to a claim may take more than 90 days. If such an extension is needed, written notice of the extension will be provided before the end of the 90-day period. The notice will state the reason for the extension and the date the Plan Administrator expects to notify the claimant of its decision. In no event will the extension be more than 90 days.

Within 60 days after receiving written notice of claim denial, the claimant (or his authorized representative) may submit a written request for review to the Plan Administrator. Upon request, pertinent documents, records and other information relevant to the claim can be reviewed, free of charge. The claimant can also submit issues and comments in writing in connection with the review. The Plan Administrator’s review of the claim will consider all comments, documents, records and other information submitted in connection with the review.

The Plan Administrator will make a decision on the review within 60 days. Special circumstances may require an extension of up to 60 days to consider an appeal. If so, the claimant will be notified of the extension before the end of the initial 60 day period following the Plan Administrator’s receipt of the request for review. The notice will state the reason for the extension and the date the Plan Administrator expects to notify the claimant of its decision. In no event will the Plan Administrator take more than 120 days after receipt of the request for review to make a decision.

If the claim is denied on review, the notice of decision on review will (1) give the exact reasons for the denial and specific references to the Plan C provisions on which the denial is based and (2) state that the claimant can review, free of charge and upon request, pertinent documents, records and other information relevant to the claim.

The decision of the Plan Administrator following review of the claim denial will be final or, if the claimant does not request a review on a timely basis, the original decision of the Plan Administrator will be final.

The Plan Administrator will determine all questions arising in the administration, interpretation and application of this Plan C, and, in its sole discretion, construe and interpret this Plan C, decide all questions of eligibility and determine claims for benefits. The Plan Administrator’s decision on these matters shall be conclusive and binding on all persons, and shall be upheld on review unless there is no rational basis for the decision.

I.	Governing Law: Any questions arising under this Plan C shall be determined under the laws of the state of Missouri.

J.	No Right to Retention: Nothing in this Plan C shall give the Participant any right to be retained in the employment of the Company or any Controlled Group Member, or affect the right of the Company or a Controlled Group Member to dismiss the Participant.

K.	Liability: No member of the Board of Directors of the Company and no officer or Employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan C unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of the member of the Board of Directors, officer or Employee of the Company.

L.	Successors and Assigns: This Plan C shall be binding upon the Company and its successors and assigns, and the Participant, his Eligible Spouse and Eligible Dependent, Beneficiary, heirs, executors, administrators and legal representatives.

M.	Compliance with Code section 409A: This Plan shall at all times be operated in compliance with the requirements of Code section 409A and regulations and other official guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, any ambiguous terms in the Plan shall be interpreted in a manner that complies with the requirements of Code section 409A.

N.	In accordance with Section 409A and the regulations thereunder, a payment shall be treated as made on the date specified in the Plan if the payment is made within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following such specified date (provided the Participant or Beneficiary, as applicable, shall not have a right to designate the taxable year of the payment).

O.	The Plan is intended as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and as such it is intended that the Plan be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2520.104-23, which provides for an alternative method of compliance for plans described in such regulation. In addition, the Plan is not intended to satisfy the qualification requirements of Code section 401(a).

P.	Whenever, in the opinion of the Plan Administrator, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Company to make payments to such person or to his legal representative or to a relative or friend of such person for this benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this paragraph shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan C.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan C to be executed by its duly authorized officer this 13th day of February, 2013.

CENTRAL BANCOMPANY, INC.

By	/s/ Ronald K. Medin

Title	General Counsel / Corporate Secretary